Exhibit 99.2

MCAFEE CORP.

INDEX TO FINANCIAL STATEMENTS

Page
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 28, 2019 and December 26, 2020	F-3
Consolidated Statements of Operations for the fiscal years ended December 29, 2018, December 28, 2019 and December 26, 2020	F-4
Consolidated Statements of Comprehensive Loss for the fiscal years ended December 29, 2018, December 28, 2019 and December 26, 2020	F-5
Consolidated Statements of Cash Flows for the fiscal years ended December 29, 2018, December 28, 2019 and December 26, 2020	F-6
Consolidated Statements of Equity (Deficit) and Redeemable Noncontrolling Interest for the fiscal years ended December 29, 2018, December 28, 2019, and December 26, 2020	F-7
Notes to the Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of McAfee Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of McAfee Corp. and its subsidiaries (the “Company”) as of December 26, 2020 and December 28, 2019, and the related consolidated statements of operations, of comprehensive loss, of equity (deficit) and redeemable noncontrolling interests, and of cash flows for each of the three years in the period ended December 26, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 26, 2020 and December 28, 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 26, 2020 in conformity with accounting principles generally accepted in the United States of America.

Changes in Accounting Principles

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in fiscal 2019 and the manner in which it accounts for revenues from contracts with customers in fiscal 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition - Identification and Satisfaction of Performance Obligations

As described in Note 1 to the consolidated financial statements, the Company derives revenue from the sale of security products, subscriptions, software as a service (“SaaS”) offerings, support and maintenance, professional services, or a combination of these items. The Company’s revenue was $2,906 million for the year ended December 26, 2020. At contract inception, management assesses the goods and services promised in contracts with customers and identifies a performance obligation that is distinct and separately identifiable from other items in a bundled package and if a customer can benefit from it on its own or together with other resources. Determining whether products and services are considered distinct performance obligations or should be combined to create a single performance obligation may require significant judgment by management. Determining the nature and timing of satisfaction of performance obligations often involves significant judgment. On March 6, 2021, subsequent to the initial issuance of the December 26, 2020 financial statements, the Company entered into a definitive agreement to sell certain Enterprise Business assets and liabilities. As a result, the results of the Enterprise Business were reclassified as discontinued operations in the consolidated statements of operations and excluded from continuing operations for all periods presented. Therefore, the Company’s revenue of $2,906 million for the year ended December 26, 2020 is comprised of $1,558 million from continuing operations and $1,348 million from discontinued operations.

The principal considerations for our determination that performing procedures relating to revenue recognition - identification and satisfaction of performance obligations, is a critical audit matter are the significant judgment by management in identifying performance obligations and determining the nature and timing of satisfaction of performance obligations in contracts with customers, which in turn led to significant auditor judgment, subjectivity and effort in performing procedures and evaluating audit evidence related to whether performance obligations were appropriately identified and accounted for by management.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, examining revenue contracts on a test basis and evaluating management’s identification of performance obligations and determination of the nature and timing of the satisfaction of performance obligations.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 1, 2021, except for the effects of discontinued operations discussed in Note 1 to the consolidated financial statements, as to which the date is August 2, 2021

We have served as the Company’s or its predecessor’s auditor since 2017.

MCAFEE CORP.

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share amounts)

	December 28, 2019	December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$167	$231
Accounts receivable, net	70	102
Deferred costs	111	137
Other current assets	49	42
Current assets of discontinued operations	434	402

Total current assets	831	914
Property and equipment, net	115	115
Goodwill	1,018	1,018
Identified intangible assets, net	980	729
Deferred tax assets	21	24
Other long-term assets	58	68
Long-term assets of discontinued operations	2,765	2,560

Total assets	$5,788	$5,428

Liabilities, redeemable noncontrolling interests and deficit
Current liabilities:
Accounts payable and other current liabilities	$145	$227
Accrued compensation and benefits	188	179
Accrued marketing	87	118
Income taxes payable	15	14
Long-term debt, current portion	43	44
Lease liabilities, current portion	13	10
Deferred revenue	710	823
Current liabilities of discontinued operations	959	970

Total current liabilities	2,160	2,385
Long-term debt, net	4,669	3,943
Deferred tax liabilities	156	5
Other long-term liabilities	119	153
Deferred revenue, less current portion	67	80
Long-term liabilities of discontinued operations	711	662

Total liabilities	7,882	7,228

Commitments and contingencies (Note 19)
Redeemable noncontrolling interests	—	4,840
Equity (deficit):
Members’ deficit	(647)	—
Class A common stock, $0.001 par value - 1,500,000,000 shares authorized, 161,267,412 shares issued and outstanding as of December 26, 2020	—	—
Class B common stock, $0.001 par value - 300,000,000 shares authorized, 267,065,127 shares issued and outstanding as of December 26, 2020	—	—
Additional paid-in capital	—	(6,477)
Accumulated deficit	(1,385)	(118)
Accumulated other comprehensive loss	(62)	(45)

Total deficit	(2,094)	(6,640)

Total liabilities, redeemable noncontrolling interests and deficit	$5,788	$5,428

See the accompanying notes to the consolidated financial statements

MCAFEE CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Fiscal Year Ended
	December 29, 2018	December 28, 2019	December 26, 2020
Net revenue	$1,161	$1,303	$1,558
Cost of sales	386	391	444

Gross profit	775	912	1,114
Operating expenses:
Sales and marketing	348	299	348
Research and development	186	161	188
General and administrative	170	182	235
Amortization of intangibles	153	146	143
Restructuring charges (Note 9)	19	6	2

Total operating expenses	876	794	916

Operating income (loss)	(101)	118	198
Interest (expense) and other, net	(308)	(296)	(307)
Foreign exchange gain (loss), net	30	21	(104)

Loss from continuing operations before income taxes	(379)	(157)	(213)
Provision for income tax expense	29	38	5

Loss from continuing operations	(408)	(195)	(218)
Loss from discontinued operations, net of taxes	(104)	(41)	(71)

Net loss	$(512)	$(236)	$(289)

Less: Net loss attributable to redeemable noncontrolling interests	N/A	N/A	(171)

Net loss attributable to McAfee Corp.	N/A	N/A	$(118)

Net loss attributable to McAfee Corp.:
Loss from continuing operations attributable to McAfee Corp.	N/A	N/A	$(55)
Loss from discontinued operations attributable to McAfee Corp.	N/A	N/A	(63)

Net loss attributable to McAfee Corp.	N/A	N/A	$(118)

Loss per share attributable to McAfee Corp., basic:
Continuing operations	N/A	N/A	$(0.34)
Discontinued operations	N/A	N/A	(0.39)

Loss per share, basic(1)	N/A	N/A	$(0.73)

Loss per share attributable to McAfee Corp., diluted:
Continuing operations	N/A	N/A	$(0.34)
Discontinued operations	N/A	N/A	(0.39)

Loss per share, diluted(1)	N/A	N/A	$(0.73)

Weighted-average shares outstanding, basic	N/A	N/A	162.3
Weighted-average shares outstanding, diluted	N/A	N/A	162.3

(1)

Basic and diluted earnings per share of Class A common stock are applicable only for the period from October 22, 2020 through December 26, 2020, which is the period following the initial public offering (“IPO”) and related Reorganization Transactions (as defined in Note 1 to the Consolidated Financial Statements). See Note 17 Net Loss per Share, to the Notes to Consolidated Financial Statements for the number of shares used in the computation of net loss per share of Class A common stock and the basis for the computation of net loss per share.

See the accompanying notes to the consolidated financial statements

MCAFEE CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

	Year Ended
	December 29, 2018	December 28, 2019	December 26, 2020
Net loss	$(512)	$(236)	$(289)
Other comprehensive loss:
Interest rate cash flow hedges:
Loss on interest rate cash flow hedges, net of tax	(6)	(67)	(98)
Reclassification adjustments for loss on interest rate cash flow hedges	8	4	40
Pension and postretirement benefits loss, net of tax	—	(1)	(1)

Total comprehensive loss	$(510)	$(300)	$(348)

Less: Comprehensive loss attributable to redeemable noncontrolling interests	N/A	N/A	(234)

Total comprehensive loss attributable to McAfee Corp.	N/A	N/A	$(114)

See the accompanying notes to the consolidated financial statements

MCAFEE CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended
	December 29, 2018	December 28, 2019	December 26, 2020
Cash flows from operating activities:
Net loss	$(512)	$(236)	$(289)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	543	536	491
Equity-based compensation	28	25	313
Deferred taxes	9	18	(10)
Foreign exchange (gain) loss, net	(30)	(20)	104
Other operating activities	18	53	70
Change in assets and liabilities:
Accounts receivable, net	29	(60)	15
Deferred costs	(26)	(22)	(46)
Other assets	(54)	(71)	(9)
Other current liabilities	1	28	41
Deferred revenue	309	186	106
Other liabilities	4	59	(26)

Net cash provided by operating activities	319	496	760
Cash flows from investing activities:
Acquisitions, net of cash acquired	(615)	(2)	(5)
Additions to property and equipment	(61)	(56)	(42)
Other investing activities	(1)	(5)	(4)

Net cash used in investing activities	(677)	(63)	(51)
Cash flows from financing activities:
Proceeds from IPO, net of underwriters discount and commissions	—	—	586
Use of proceeds from issuance of Class A common stock to purchase Foundation Technology Worldwide LLC (“FTW”) units	—	—	(33)
Proceeds from the issuance of Member units	—	1	2
Proceeds from Excess Separation Note from Member of FTW	20	—	—
Payment for the long-term debt due to third party	(87)	(67)	(869)
Proceeds from long-term debt	504	685	—
Payment for debt issuance costs	(10)	(6)	(5)
Net change in principal due to debt modification	52	—	—
Distributions to members of FTW	—	(1,334)	(277)
Payment of tax withholding for shares and units withheld	(10)	(8)	(24)
Payment of IPO related expenses	—	—	(8)
Other financing activities	(10)	(5)	(23)

Net cash provided by (used in) financing activities	459	(734)	(651)
Effect of exchange rate fluctuations on cash and cash equivalents	(4)	—	6

Change in cash and cash equivalents	97	(301)	64
Cash and cash equivalents, beginning of period	371	468	167

Cash and cash equivalents, end of period	$468	$167	$231

Supplemental disclosures of noncash investing and financing activities and cash flow information:
Acquisition of property and equipment included in current liabilities	$(5)	$(8)	$(2)
Distributions to members of FTW included in liabilities	—	(4)	(27)
Dividends payable included in liabilities	—	—	$(14)
Tax withholding for shares and units withheld included in liabilities	—	—	(4)
Other	—	(2)	(3)
Cash paid during the period for:
Interest, net of cash flow hedges	(290)	(281)	(268)
Income taxes, net of refunds	(49)	(47)	(49)

See the accompanying notes to the consolidated financial statements

MCAFEE CORP.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) AND REDEEMABLE NONCONTROLLING INTERESTS

(in millions, except share amounts)

	Foundation Technology Worldwide, LLC (prior to Reorganization Transactions)			McAfee Corp. Stockholders’ Equity
	Accumulated Other Comprehensive Income (Loss)	Members’ Equity (Deficit)	Accumulated Deficit	Class A Common Stock		Class B Common Stock
				Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Deficit	Redeemable Noncontrolling Interests	Total
Balance at December 30, 2017	$—	$663	$(607)	—	$—	—	$—	$—	$—	$—	$—	$—	$56
Cumulative effect adjustment from adoption of ASC Topic 606	—	—	(29)	—	—	—	—	—	—	—	—	—	(29)
Other comprehensive income, net of tax	2	—	—	—	—	—	—	—	—	—	—	—	2
Equity-based awards expense, net of equity withheld to cover taxes	—	19	—	—	—	—	—	—	—	—	—	—	19
Unit repurchases	—	(7)	—	—	—	—	—	—	—	—	—	—	(7)
Net loss	—	—	(512)	—	—	—	—	—	—	—	—	—	(512)

Balance at December 29, 2018	2	675	(1,148)	—	—	—	—	—	—	—	—	—	(471)
Cumulative effect adjustments from adoption of ASC Topic 842	—	—	(1)	—	—	—	—	—	—	—	—	—	(1)
Distributions to Members	—	(1,338)	—	—	—	—	—	—	—	—	—	—	(1,338)
Other comprehensive loss, net of tax	(64)	—	—	—	—	—	—	—	—	—	—	—	(64)
Equity-based awards expense, net of equity withheld to cover taxes	—	17	—	—	—	—	—	—	—	—	—	—	17
Unit issuances	—	1	—	—	—	—	—	—	—	—	—	—	1
Unit repurchases	—	(2)	—	—	—	—	—	—	—	—	—	—	(2)
Net loss	—	—	(236)	—	—	—	—	—	—	—	—	—	(236)

Balance at December 28, 2019	$(62)	$(647)	$(1,385)	—	$—	—	$—	$—	$—	$—	$—	$—	$(2,094)

Activity prior to Reorganization Transactions and IPO
Distributions to Members	—	(276)	—	—	—	—	—	—	—	—	—	—	(276)
Other comprehensive loss, net of tax (Note 16)	(71)	—	—	—	—	—	—	—	—	—	—	—	(71)
Equity-based awards expense, net of equity withheld to cover taxes	—	24	—	—	—	—	—	—	—	—	—	—	24
Unit issuances	—	2	—	—	—	—	—	—	—	—	—	—	2
Unit repurchases (Note 7)	—	(10)	—	—	—	—	—	—	—	—	—	—	(10)
Reclassification of redeemable units (Note 7)	—	(41)	—	—	—	—	—	—	—	—	—	—	(41)
Reclassification of redeemable units (Note 7)	—	41	—	—	—	—	—	—	—	—	—	—	41
Net income	—	—	26	—	—	—	—	—	—	—	—	—	26
Other	—	2	—	—	—	—	—	—	—	—	—	—	2
Activity in connection with Reorganization Transactions and IPO
Impact of reorganization transactions	133	905	1,359	—	—	—	—	(2,264)	—	(133)	(2,397)	—	—
Issuance of Class A common stock, net of costs	—	—	—	126,314,024	—	—	—	—	—	—	—	—	—
Issuance of Class B common stock	—	—	—	—	—	268,779,392	—	—	—	—	—	—	—
Initial effect of the Reorganization Transactions and IPO on redeemable noncontrolling interests	—	—	—	—	—	—	—	968	—	84	1,052	(1,052)	—
Proceeds from IPO on sale of Class A shares	—	—	—	30,982,558	—	—	—	586	—	—	586	—	586
Purchase of FTW LLC units	—	—	—	—	—	(1,714,265)	—	(33)	—	—	(33)	—	(33)
IPO costs capitalized	—	—	—	—	—	—	—	(11)	—	—	(11)	—	(11)
Deferred tax adjustment	—	—	—	—	—	—	—	148	—	—	148	—	148

Balance subsequent to Reorganization Transactions and IPO	—	—	—	157,296,582	—	267,065,127	—	(606)	—	(49)	(655)	(1,052)	(1,707)
Activity subsequent to Reorganization Transactions and IPO
Distributions to RNCI	—	—	—	—	—	—	—	—	—	—	—	(24)	(24)

Dividend declared	—	—	—	—	—	—	—	(14)	—	—	(14)	—	(14)
Other comprehensive loss, net of tax (Note 16)	—	—	—	—	—	—	—	—	—	4	4	8	12
Stock compensation expense, net of withholding to cover taxes	—	—	—	3,970,830	—	—	—	261	—	—	261	—	261
Dividend declared	—	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(118)	—	(118)	(197)	(315)
Other	—	—	—	—	—	—	—	(13)	—	—	(13)	—	(13)
Impact of change in ownership in RNCI	—	—	—	—	—	—	—	(174)	—	—	(174)	174	—
Fair value adjustment for RNCI	—	—	—	—	—	—	—	(5,931)	—	—	(5,931)	5,931	—

Balance at December 26, 2020	$—	$—	$—	161,267,412	$—	267,065,127	$—	$(6,477)	$(118)	$(45)	$(6,640)	$4,840	$(1,800)

See the accompanying notes to the consolidated financial statements

MCAFEE CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Background

McAfee is a leading-edge cybersecurity company that provides advanced security solutions to consumers. Security technologies from McAfee use a unique, predictive capability that is powered by McAfee Global Threat Intelligence, which enables home users to stay one step ahead of the next wave of fileless attacks, viruses, malware, and other online threats.

McAfee Corp. (the “Corporation”) was formed as a Delaware corporation on July 19, 2019 for the purpose of facilitating an initial public offering (“IPO”) and related transactions in order to carry on the business of Foundation Technology Worldwide LLC (“FTW”) and its subsidiaries (the Corporation, FTW and its subsidiaries are collectively the “Company,” “we,” “us” or “our”). On October 21, 2020, the Corporation became the sole managing member and holder of 100% of the voting power of FTW due to the reorganization transactions described below. With respect to the Corporation and FTW, each entity owns only the respective entities below it in the corporate structure and each entity has no other material operations, assets, or liabilities.

In October 2020, the Corporation completed an IPO pursuant to which the Corporation and selling stockholders sold an aggregate of 37.0 million shares of Class A common stock par value $0.001 per share (“Class A common stock”) at a public offering price of $20.00 per share. The Corporation issued 31 million shares and received $586 million in proceeds, net of underwriting discounts and commissions, of which $553 million was used to purchase newly-issued limited liability company units (“LLC Units”) and $33 million was used to purchase LLC Units from existing holders (“Continuing LLC Owners”) of interests in FTW, at a purchase price per unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions.

We refer to the holders of management incentive units of FTW (“MIUs”) as well as members of management who hold LLC Units following the closing of the offering or are to receive Class A common stock in satisfaction of existing incentive awards as “Management Owners.” We refer to those of our pre-IPO investors and certain of their affiliates who received shares of Class A common stock in connection with the Reorganization Transactions (as defined below) and who do not hold LLC Units as “Continuing Corporate Owners,” and together with the Continuing LLC Owners, as “Continuing Owners.”

The Reorganization Transactions

Reorganization

In connection with the closing of the IPO, the following Reorganization Transactions were consummated:

•	a new limited liability company operating agreement (“New LLC Agreement”) was adopted for FTW making the Corporation the sole managing member of FTW;

•

the Corporation’s certificate of incorporation was amended and restated to, among other things, (i) provide for Class A common stock and Class B common stock and (ii) issue shares of Class B common stock to the Continuing Owners and Management Owners, on a one-to-one basis with the number of LLC Units they own (except that Management Owners will not receive shares of Class B common stock in connection with their exchange of Management Incentive Units (“MIUs”)), the exchange of which will be settled in cash or shares of Class A common stock, at the option of the Company, for nominal consideration;

•

the Corporation (i) issued 126.3 million shares of its Class A common stock to certain of the Continuing Owners in exchange for their contribution of LLC units or the equity of certain other entities, which pursuant to the Reorganization Transactions, became its direct or indirect subsidiaries and (ii) settled 5.7 million restricted stock units (“RSUs”) with shares of its Class A common stock, net of tax withholding, held by certain employees, which were satisfied in connection with the Reorganization Transactions; and

•

the Corporation entered into (i) a tax receivable agreement (“TRA”) with certain of our Continuing Owners and certain Management Owners (collectively “TRA Beneficiaries”) and (ii) a stockholders agreement and a registration rights agreement with investment funds affiliated with or advised by TPG Global, LLC (“TPG”) and Thoma Bravo, L.P. (“Thoma Bravo”), respectively, and Intel Americas, Inc. (“Intel”).

Divestiture of Enterprise Business

On March 6, 2021, we entered into a definitive agreement (the “Purchase Agreement”) with a consortium led by Symphony Technology Group (“STG”) under which STG agreed to purchase certain of our Enterprise assets together with certain of our Enterprise liabilities (“Enterprise Business”), representing substantially all of our Enterprise segment, for an all-cash purchase price of $4.0 billion. The divestiture transaction closed on July 27, 2021. The divestiture of our Enterprise Business represents a strategic shift in our operations that will allow us to focus on our Consumer Business. As a result of the divestiture, the results of our Enterprise Business were reclassified as discontinued operations in our consolidated statements of operations and excluded from both continuing operations and segment results for all periods presented. Starting in the first quarter of fiscal 2021, we began to operate in one reportable segment as the Enterprise Business comprised substantially all of our Enterprise segment. Results of discontinued operations includes all revenues and expenses directly derived from our Enterprise Business, with the exception of general corporate overhead costs that were previously allocated to our Enterprise segment but have not been allocated to discontinued operations. The Enterprise Business, as specified in the Purchase Agreement, was reclassified as discontinued operations in our consolidated balance sheets, subject to changes set forth in the Purchase Agreement, which included amendments to the agreement in July 2021. See Note 3 for additional information about the divestiture of our Enterprise Business.

Principles of Consolidation

Subsequent to the Reorganization Transactions and IPO, the Corporation is a holding company, and its sole material asset held directly or through wholly-owned subsidiaries is its equity interest in FTW. The Corporation, as the sole managing member of FTW, exclusively operates and controls the business and affairs of FTW. The Corporation consolidates the financial results of FTW and reports a redeemable noncontrolling interest (“RNCI”) related to the LLC Units held by the Continuing LLC Owners and vested MIUs held by Management Owners (Note 16).

As the Continuing LLC Owners control both the Corporation and FTW, before and after the Reorganization Transactions, the Reorganization Transactions were accounted for as a reorganization of entities under common control. As a result, the financial statements for periods prior to the IPO and the Reorganization Transactions are the financial statements of FTW as the predecessor to the Corporation for accounting and reporting purposes.

Financial information includes the accounts of McAfee and was prepared in accordance with U.S. GAAP. All intercompany balances and transactions within McAfee have been eliminated in consolidation. We have reclassified certain prior period amounts to conform to our current period presentation.

We consolidate entities in which we have a controlling financial interest, the usual condition of which is ownership of a majority voting interest. We also consider for consolidation certain interests where the controlling financial interest may be achieved through arrangements that do not involve voting interests. Such an entity, known as a variable interest entity (“VIE”), is required to be consolidated by its primary beneficiary. The primary beneficiary of a VIE is considered to possess the power to direct the activities of the VIE that most significantly impact its economic performance and has the obligation to absorb losses or the rights to receive benefits from the VIE that are significant to it (Note 18).

Our functional currency for all of our subsidiaries is USD.

Use of Estimates

The preparation of the consolidated financial statements required us to make certain estimates and judgments that affect the amounts reported. Actual results may differ materially from our estimates. The accounting estimates that required our most significant and subjective judgments include:

•	projections of future cash flows related to revenue share and related agreements with our personal computer original equipment manufacturer partners;

•	amounts classified as discontinued operations;

•	fair value estimates for assets and liabilities acquired in business combinations;

•	the valuation and recoverability of identified intangible assets and goodwill;

•	recognition and measurement of current and deferred income taxes as well as our uncertain tax positions;

•	fair value of our equity awards;

•	fair value of long-term debt and related swaps;

•	amount of liability related to the tax receivable agreement;

•

determining the nature and timing of satisfaction of performance obligations, assessing any associated material rights and determining the standalone selling price (“SSP”) of performance obligations; and

•	determining our technology constrained customer life.

The effect of the novel coronavirus (“COVID-19”) pandemic on our business, operations, and financial results is dependent upon future developments, including the duration of the pandemic and the related length of its impact on the global economy, which are unknown at this time. As a result, some of our estimates and assumptions required increased judgment and carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, several of our estimates and assumptions may change materially in future periods due to the impact of the COVID-19 pandemic.

Fiscal Calendar

We maintain a 52- or 53-week fiscal year that ends on the last Saturday in December. The year ended December 29, 2018 is a 52-week year starting on December 31, 2017 and ending on December 29, 2018. The year ended December 28, 2019 is a 52-week year starting on December 30, 2018 and ending on December 28, 2019. The year ended December 26, 2020 is a 52-week year starting on December 29, 2019 and ending on December 26, 2020.

Revenue Recognition

We derive revenue from the sale of security products, subscriptions, software as a service (“SaaS”) offerings, support and maintenance, professional services, or a combination of these items, primarily through our indirect relationships with our partners or direct relationships with end customers through our internal sales force. On December 31, 2017, we adopted ASC Topic 606 under the modified retrospective approach with the cumulative effect of initially applying the new standard as an adjustment to the opening balance of retained earnings. Results for the reporting period beginning December 31, 2017 are presented under ASC Topic 606, while prior period amounts were not adjusted.

We recognize revenue pursuant to the five-step framework within ASC Topic 606:

1.	Identify the contract(s) with a customer: Contracts are generally evidenced by a binding and non-cancelable purchase order or agreement that creates enforceable rights and obligations.

2.	Identify the performance obligations in the contract: Performance obligations are the promises contained in the contract to provide distinct goods or services.

3.	Determine the transaction price: The amount of consideration we expect to be entitled for transferring the promised goods and services to the customer.

4.

Allocate the transaction price to the performance obligations in the contract: SSP is determined for each performance obligation in the contract and a proportion of the overall transaction price is allocated to each performance obligation based on the relative value of its SSP in comparison to the transaction price except when a discount or variable consideration can be allocated to a specific performance obligation in the contract.

5.	Recognize revenue when (or as) we satisfy a performance obligation: Recognition for a performance obligation may happen over time or at a point in time depending on the facts and circumstances.

We generally consider our customer to be the entity with which we have a contractual agreement. This could be the end user, or when we sell products and services through the channel, our customer could be either the distributor or the reseller. As part of determining whether a contract exists, probability of collection is assessed on a customer-by-customer basis at the outset of the contract. Customers are subjected to a credit review process that evaluates the customers’ financial position and the ability and intention to pay.

At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct — i.e., if a good or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or together with other resources that are readily available to the customer. To identify our performance obligations, we consider all of the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. Determining whether products and services are considered distinct performance obligations or should be combined to create a single performance obligation may require significant judgment. We recognize revenue when (or as) we satisfy a performance obligation by transferring control of a good or service to a customer.

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer, adjusted for estimated variable consideration, if any. We typically estimate the transaction price impact of sales returns and discounts offered to the customers, including discounts for early payments on receivables, rebates or certain distribution partner incentives, including marketing programs. Constraints are applied when estimating variable considerations based on historical experience where applicable.

Once we have determined the transaction price, we allocate it to each performance obligation in a manner depicting the amount of consideration to which we expect to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no allocations are made. Otherwise, we allocate the transaction price to each performance obligation identified in the contract on a relative SSP basis, except when the criteria are met for allocating variable consideration or a discount to one or more, but not all, performance obligations in the contract.

To determine the SSP of our goods or services, we conduct a regular analysis to determine whether various goods or services have an observable SSP. If we do not have an observable SSP for a particular good or service, then SSP for that particular good or service is estimated using an approach that maximizes the use of observable inputs. We generally determine SSPs using various methodologies such as historical prices, expected cost plus margin, adjusted market assessment or non-standalone selling prices.

We recognize revenue as control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the promised goods or services. Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities. Control of the promised goods or services is transferred to our customers at either a point in time or over time, depending on the performance obligation.

The nature of our promise to the customer to provide our time-based software licenses and related support and maintenance is to stand ready to provide protection for a specified or indefinite period of time. Maintenance and support in these cases are typically not distinct performance obligations as the licenses are dependent upon regular threat updates to the customer. Instead the maintenance and support is combined with a software license to create a single performance obligation. We typically satisfy these performance obligations over time, as control is transferred to the customer as the services are provided.

Additional Revenue Recognition Considerations

Royalties and Managed Service Provider Revenues

Our original equipment manufacturer (“OEM”) and managed service provider (“MSP”) sales channels have revenues derived from sales- or usage-based royalties. Such revenue is excluded from any variable consideration and transaction price calculations and is recognized at the later of when the sale or usage occurs, or the performance obligation is satisfied or partially satisfied.

Consideration Payable to a Customer

We make various payments to our channel partners, which may include revenue share, product placement fees and marketing development funds. Costs that are incremental to revenue, such as revenue share, are capitalized and amortized over time as cost of sales (Note 4). Product placement fees and marketing development funds are expensed in sales and marketing expense as the related benefit is received and were $187 million, $142 million and $170 million for the years ended December 26, 2020, December 28, 2019, and December 29, 2018, respectively.

Under certain of our channel partner agreements, the partners pay us royalties on our technology sold to their customers, which we recognize as revenue in accordance with our revenue recognition policy. In these situations, the payments made to our channel partners are recognized as consideration paid to a customer, and thus are recorded as reductions to revenue up to the amount of cumulative revenue recognized from the contract with the channel partner during the period of measurement.

Contract Costs

Contract acquisition costs consist mainly of sales commissions and associated fringe benefits, as well as revenue share under programs with certain of our distribution partners. For revenue share, the partner receives a percentage of the revenue we receive from an end user upon conversion to a paid customer or renewal. These costs would not have been incurred if the contract was not obtained and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are capitalized and amortized over time in accordance with Accounting Standards Codification (“ASC”) 340-40.

Contract fulfillment costs consist software and related costs. These costs are incremental and recoverable and are capitalized and amortized on a systematic basis that is consistent with the pattern of transfer of the goods and services to which the asset relates.

Discontinued Operations

Certain of our perpetual software licenses or hardware with integrated software are not distinct from their accompanying maintenance and support, as they are dependent upon regular threat updates. These contracts typically contain a renewal option that we have concluded creates a material right for our customer. The license, hardware and maintenance and support revenue is recognized over time, as control is transferred to the customer over the term of the initial contract period while the corresponding material right is recognized over time beginning at the end of the initial contractual period over the remainder of the technology constrained customer life.

Alternatively, certain of our perpetual software licenses, hardware appliances, or hardware with integrated software provide a benefit to the customer that is separable from the related support as they are not dependent upon regular threat updates. Revenue for these products is recognized at a point in time when control is transferred to our customers, generally at shipment. The related maintenance and support represent a separate performance obligation and the associated transaction price allocated to it is recognized over time as control is transferred to the customer.

The nature of our promise to the customer to provide our SaaS offerings and related support and maintenance is to stand ready to provide protection for a specified or indefinite period of time. Maintenance and support in these cases are typically not distinct performance obligations as the licenses are dependent upon regular threat updates to the customer. Instead the maintenance and support is combined with a software license to create a single performance obligation. We typically satisfy these performance obligations over time, as control is transferred to the customer as the services are provided.

Revenue for professional services that are a separate and distinct performance obligation is recognized as services are provided to the customer.

Payment Terms and Warranties

Our payment terms vary by the type and location of our customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, we require payment before the products or services are delivered to the customer.

We provide assurance warranties on our products and services. The warranty timeframe varies depending on the product or service sold, and the resolution of any issues is at our discretion to either repair, replace, reperform or refund the fee.

Contract Costs

Contract acquisition costs consist mainly of sales commissions and associated fringe benefits. We typically recognize the initial commissions that are not commensurate with renewal commissions over the longer of the customer relationship (generally estimated to be four to five years) or over the same period as the initial revenue arrangement to which these costs relate. Renewal commissions paid are generally amortized over the renewal period.

Contract fulfillment costs consist primarily of hardware and related costs. These costs are incremental and recoverable and are capitalized and amortized on a systematic basis that is consistent with the pattern of transfer of the goods and services to which the asset relates.

Advertising Expenses

Marketing programs that are facilitated through third parties not considered customers are expensed as incurred. Total advertising expenses for our continuing operations were $39 million, $19 million, and $25 million for the years ended December 26, 2020, December 28, 2019, and December 29, 2018, respectively, excluding amounts included in sales and marketing as discussed in the revenue recognition section above.

Accounts Receivable

We record accounts receivable at the invoiced amount and maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables. We review accounts receivable to identify specific customers with known disputes or collectability issues and maintain an allowance for expected credit losses for all other receivables not included in the specific reserve by applying a set percentage for projected uncollectible amounts to the accounts receivable balance. In determining this percentage, judgment based on historical collection experience and current economic trends is applied. We recorded an allowance for credit losses of $4 million and less than $1 million as of December 26, 2020 and December 28, 2019, respectively.

Cash and Cash Equivalents

All highly liquid investments with original maturities of 95 days or less are considered cash equivalents.

Goodwill

Goodwill is recorded as the excess of consideration transferred over the acquisition-date fair values of assets acquired and liabilities assumed in a business combination. Historically, we have assigned goodwill to our reporting units based on the relative fair value expected at the time of the acquisition. Goodwill and intangible assets to be disposed of as a result of our agreement with STG to sell certain assets of Enterprise Business were included in assets of discontinued operations in our consolidated balance sheets. We now have one reporting unit for goodwill (Note 10).

We perform an annual impairment assessment on the first day of the third month in the fourth quarter or more frequently if indicators of potential impairment exist, which includes evaluating qualitative and quantitative factors to assess the likelihood of an impairment of our reporting unit’s goodwill. If the conclusion of an impairment assessment is that it is more likely than not that the fair value is more than its carrying value, goodwill is not considered impaired and we are not required to perform the quantitative goodwill impairment test.

If the conclusion of an impairment assessment is that it is more likely than not that the fair value is less than its carrying value, we perform the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value. Our goodwill impairment test considers the income method and/or market method to estimate a reporting unit’s fair value.

Identified Intangible Assets

We amortize all finite-lived intangible assets that are subject to amortization over their estimated useful life of economic benefit on a straight-line basis (Note 10).

For significant intangible assets subject to amortization, we perform a quarterly assessment to determine whether facts and circumstances indicate that the useful life is shorter than we had originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, we assess recoverability by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining useful lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If an asset’s useful life is shorter than originally estimated, we accelerate the rate of amortization and amortize the remaining carrying value over the updated, shorter useful life.

For our intangible assets not subject to amortization, we perform an annual impairment assessment on the first day of the third month in the fourth quarter, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the carrying value of the asset may not be recoverable. If necessary, a quantitative impairment test is performed to compare the fair value of the indefinite-lived intangible asset with its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value of the asset.

Research and Development

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Research and development costs include salaries and benefits of researchers, supplies, and other expenses incurred during research and development efforts. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working-model stage. To date, new products and enhancements generally have reached technological feasibility and have been released for sale at substantially the same time. All research and development costs to date have been expensed as incurred except for software subject to a hosting arrangement.

Software development costs of both internal-use applications and software sold subject to hosting arrangements are capitalized when we have determined certain factors are present, including factors that indicate technology exists to achieve the performance requirements, the decision has been made to develop internally versus buy and our management has authorized the funding for the project. Capitalization of software costs ceases when the software is substantially complete and is ready for its intended use and capitalized costs are amortized over their estimated useful life of three to five years using the straight-line method. When events or circumstances indicate the carrying value of internal use software might not be recoverable, we assess the recoverability of these assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows.

Equity-Based Awards

We currently provide various equity-based compensation to those whom, in the opinion of the Board or its designee, are in a position to make a significant contribution to our success.

Equity-based compensation cost is measured at the grant date based on the fair value of the award and recognized as expense over the appropriate service period. Determining the fair value of equity-based awards requires considerable judgment, including assumptions and estimates of the following:

•	fair value of the unit;

•	life of the award;

•	volatility of the unit price; and

•	dividend yield

Before our IPO, the fair value of the unit was determined by the Board reasonably and in good faith. Generally, this involved a review of an independent valuation of our business, which requires judgmental inputs and assumptions such as our cash flow projections, peer company comparisons, market data, growth rates and discount rate. The Board reviewed its prior determination of fair value of a unit on a quarterly basis to decide whether any change was appropriate (including whether to obtain a new independent valuation), considering such factors as any significant financial, operational, or market changes affecting the business since the last valuation date. Due to us not having sufficient historical volatility, we used the historical volatilities of publicly traded companies which are similar to us in size, stage of life cycle and financial leverage. We will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use our own historical volatility. In addition, for awards where vesting is dependent upon achieving certain operating performance goals, we estimate the likelihood of achieving the performance goals. For goals dependent upon a qualifying liquidity event, (i.e., a change of control or public offering registered on a Form S-1 (or successor form), in either case, occurring on or before April 3, 2024) (a “Qualifying Liquidity Event”), we will not recognize any expense until the event occurs. Upon consummation of our IPO, we recognized a cumulative catch-up of expense based on the vesting dates for our time-based awards and expected vesting dates for our performance-based awards. We recognize forfeitures as they occur. For awards with only time-vesting requirement, we recognize the expense over a straight-line basis during the vesting period.

After the close of our IPO, our outstanding Management Equity Participation Units (“MEPUs”) and Cash RSU (“CRSUs”) were converted into RSUs (“Replacement RSUs”), which are to be settled in Class A common stock. The fair value of these Replacement RSUs was our IPO price less the present value of the expected dividends not received during the vesting period. For all other RSU grants after our IPO, we utilize the closing price of our common stock on the day of the grant date, less the present value of expected dividends not received during the vesting period to determine grant date fair value.

In addition, certain MEPU holders were also granted stock options with a strike price equal to our IPO price. For all other stock option grants after our IPO, we utilize the closing price of our common stock on the day of grant date to determine the strike price. All of our granted stock options are non-qualified and expire 10 years after grant. We utilize a Black-Scholes model to determine grant date fair value of our stock options.

Our time-based awards generally vest evenly over the 16 quarters following grant date. For time-based awards granted to our new hires, the vesting period is generally 25% vest one year after grant date and quarterly thereafter for 12 quarters. Time-based awards granted to our non-employee directors vest one year from grant date. Generally, unvested awards are forfeited upon termination of employment with us, however, our executive officers may have provisions permitting acceleration or pro rata acceleration upon termination without cause (as defined in the respective award agreements).

Our performance-based RSU awards (“PSU”s) are granted to executive officers and certain employees annually. These awards vest after approximately three years, with the number vesting based upon internal profitability targets that are communicated to employees in the year to which the targets relate. The number of shares of common stock issued will range from zero to stretch, with stretch typically defined as 130% of target. At the time our Board approves such grants, the targets for performance years other than the current year are not known or knowable by us nor our employees. Upon determination and communication of such targets in future years, grant date fair value is determined based upon the closing price, less the present value of expected dividends not received during the vesting period.

A portion of our RSU awards and all of our performance-based stock option and performance-based MIU awards vest upon achievement of certain return of cash metrics. In January 2021, these awards were modified to vest annually in equal tranches over the three year anniversaries of our IPO. If the original return of cash performance is achieved prior to such anniversaries, the awards vest in full. In both cases, the unvested portion of the awards are forfeited upon termination.

Upon the settlement of RSUs, we withhold a portion of the earned units to cover no more than the maximum statutory income and employment taxes and remit the net shares to an individual brokerage account. Authorized shares of our common stock are used to settle RSUs and stock options.

Awards granted prior to our IPO and/or converted at the time of our IPO are covered under our 2017 Management Incentive Plan (“2017 Plan”). Stock options granted at our IPO and/or awards granted at our IPO or after are covered under our 2020 Equity Omnibus Plan (“2020 Plan”). No new awards may be authorized under our 2017 Plan.

After the close of the separation from Intel, our employees were no longer eligible for Intel Awards (as defined below). Prior to the transaction, Intel’s stockholders approved the adoption of the Intel Corporation 2006 Equity Incentive Plan. The plan provides for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units (collectively “Intel Awards”) to eligible full-time and part-time employees and non-employee directors. These awards generally vested over three or four years. Stock options generally expire ten years from the date of grant. Awards were generally granted with only a time-vesting requirement, but may have had certain performance and/or market conditions required for vesting.

All outstanding Intel Awards were replaced with fixed cash payouts (“retention awards”) or unvested Class A Unit awards (Note 12). After the close of the Skyhigh Networks, Inc. (“Skyhigh”) acquisition (Note 6), Skyhigh employees were no longer eligible for Skyhigh’s equity incentive plan and all outstanding awards were replaced with retention awards or unvested Class A unit awards.

Derivative and Hedging Instruments

The fair values of each of our derivative instruments are recorded as an asset or liability on a net basis at the balance sheet date within other current or long-term assets or liabilities. The change in fair value of our derivative instruments is recorded through earnings in the line item on the Consolidated Statements of Operations to which the derivatives most closely relate, primarily in Interest expense and other, net. Changes in the fair value of the underlying assets and liabilities associated with the hedged risk are generally offset by the changes in the fair value of the related derivatives. We do not use derivative financial instruments for speculative trading purposes.

To reduce the interest rate risk inherent in variable rate debt, we entered into certain interest rate swap agreements to convert a portion of our variable rate borrowing into a fixed rate obligation (Note 15). These interest rate swap agreements fix the London Interbank Offered Rate (“LIBOR”) portion of the US dollar denominated variable rate borrowings. Accordingly, to the extent the cash flow hedge is effective, changes in the fair value of interest rate swaps will be included within Accumulated other comprehensive income in the consolidated balance sheets. Hedge accounting will be discontinued when the interest rate swap is no longer effective in offsetting cash flows attributable to the hedged risk, the interest rate swap expires or the cash flow hedge is dedesignated because it is no longer probable that the forecasted transaction will occur according to the original strategy. When hedge accounting is discontinued, any related amounts previously included in Accumulated other comprehensive income (loss) would be reclassified to Interest expenses and other, net, within the consolidated statements of operations.

Leases

We adopted ASC Topic 842 which primarily requires leases to be recognized on the balance sheet. We adopted the standard using the modified retrospective approach with an effective date as of the beginning of our fiscal year, December 30, 2018. Prior year financial statements were not recast under the new standard.

We determine if an arrangement contains a lease and classification of that lease, if applicable, at inception based on:

•	Whether the contract involves the use of a distinct identified asset;

•	Whether we obtain the right to obtain substantially all the economic benefits from the use of the asset throughout the period; and

•	Whether we have a right to direct the use of the asset.

Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make minimum lease payments arising from the lease. A ROU asset is initially measured at an amount which represents the lease liability, plus any initial direct costs incurred and less any lease incentives received. The lease liability is initially measured at lease commencement date based on the present value of minimum lease payments over the lease term. The lease term may include options to extend or terminate when it is reasonably certain that we will exercise the option. We have lease agreements with lease and non-lease components, and the non-lease components are generally accounted for separately and not included in our leased assets and corresponding liabilities.

The depreciable life of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. Payments related to short-term leases are expensed on a straight-line basis over the lease term and reflected as a component of lease cost within our consolidated statements of operations. Lease payments generally consist of fixed amounts, as well as variable amounts based on a market rate or an index which are not material to our consolidated lease cost. Our leases do not contain significant terms and conditions for variable lease payments.

When available, we use the rate implicit in the lease to discount lease payments to present value; however, most of our leases do not provide a readily determinable implicit rate. Therefore, we estimate our incremental borrowing rate to discount the lease payments based on information available at lease commencement. For leases which commenced prior to our adoption of ASU No. 2016-02, Leases, and all related updates (collectively, “ASC Topic 842”), we estimated our incremental borrowing rate as of adoption date based on our credit rating, current economic conditions, and collateralized borrowing.

Discontinued Operations

We review the presentation of planned business dispositions in the consolidated financial statements based on the available information and events that have occurred. The review consists of evaluating whether the business meets the definition of a component for which the operations and cash flows are clearly distinguishable from the other components of the business, and if so, whether it is anticipated that after the disposal the cash flows of the component would be eliminated from continuing operations and whether the disposition represents a strategic shift that has a major effect on operations and financial results. In addition, we evaluate whether the business has met the criteria as a business held for sale. In order for a planned disposition to be classified as a business held for sale, the established criteria must be met as of the reporting date, including an active program to market the business and the expected disposition of the business within one year.

Planned business dispositions are presented as discontinued operations when all the criteria described above are met. For those divestitures that qualify as discontinued operations, all comparative periods presented are reclassified in the consolidated balance sheets. Additionally, the results of operations of a discontinued operation are reclassified to income from discontinued operations, net of tax, for all periods presented in the consolidated statements of operations. Results of discontinued operations include all revenues and expenses directly derived from such businesses; general corporate overhead is not allocated to discontinued operations.

NOTE 2: RECENT ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial instruments (ASU 2016-13) and also issued subsequent amendments to the initial guidance (collectively, “Topic 326”). Topic 326 requires measurement and recognition of expected credit losses for financial assets held. We adopted Topic 326 on December 29, 2019 which had an immaterial impact on our consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which clarifies the accounting for implementation costs in cloud computing arrangements. We adopted ASU 2018-15 on December 29, 2019 prospectively, which had an immaterial impact on our consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The standard provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions, subject to meeting certain criteria, that reference LIBOR or another rate that is expected to be discontinued. We adopted ASU 2020-04 on June 27, 2020 and it had no impact on our consolidated financial statements and related disclosures. The guidance is potentially applicable when we modify the current reference rate of LIBOR to another reference rate on our 1st Lien USD Term Loan (Note 13) and related interest rate swaps (Note 15).

Recent Accounting Standards Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes by removing certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. ASU 2019-12 also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for us in the first quarter of fiscal year 2021. We have evaluated the impact of this standard on our accounting policies, processes and systems and do not believe it has a material impact on our consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which simplifies current guidance for convertible financial instruments. ASU 2020-06 also amends derivatives guidance for certain contracts in an entity’s own equity. Finally, ASU 2020-06 amends earnings per share guidance related to convertible instruments. ASU 2020-06 is effective for us in the first quarter of fiscal year 2022. We do not expect the adoption of ASU 2020-06 to have a material effect on our consolidated financial statements.

NOTE 3: DISCONTINUED OPERATIONS

On March 6, 2021, we entered into a definitive agreement with a consortium led by STG, pursuant to which STG agreed to purchase our Enterprise Business for an all-cash purchase price of $4.0 billion. The divestiture transaction closed on July 27, 2021. In connection with the divestiture of the Enterprise Business, we entered into a transition service agreement under which we will provide assistance to STG including, but not limited to, business support services and information technology services as well as a commercial services agreement under which we will provide certain product services and licensed technology.

The following table presents the aggregate amounts of the classes of assets and liabilities that were sold under the definitive agreement with STG.

(in millions)	December 28, 2019	December 26, 2020
Assets:
Accounts receivable, net	$339	$290
Deferred costs	76	96
Other current assets	19	16

Total current assets of discontinued operations	434	402
Property and equipment, net	56	34
Intangible assets, net	1,091	915
Goodwill	1,410	1,413
Deferred tax assets	34	43
Other long-term assets	174	155

Total assets of discontinued operations	$3,199	$2,962

Liabilities:
Accounts payable and other current liabilities	$51	$39
Accrued compensation and benefits	21	18
Accrued marketing	7	6
Lease liabilities, current portion	16	15
Deferred revenue	864	892

Total current liabilities of discontinued operations	959	970
Deferred tax liabilities	4	7
Other long-term liabilities	56	51
Deferred revenue, less current portion	651	604

Total liabilities of discontinued operations	$1,670	$1,632

We have updated the 2020 balances of accounts receivable and current assets from discontinued operations from those previously reported in our March 27, 2021 Form 10-Q to reflect a reclassification of a customer receivable balance. The disclosures related to discontinued operations have also been updated to reflect this item.

The following table presents information regarding certain components of income from discontinued operations, net of taxes:

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Net revenue	$1,248	$1,332	$1,348
Operating income (loss)	(72)	8	(46)
Income (loss) from discontinued operations before income taxes	(71)	8	(46)
Income tax expense	33	49	25
Loss from discontinued operations, net of tax	(104)	(41)	(71)

The following table presents significant non-cash items and capital expenditures of discontinued operations:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Amortization and depreciation	$254	$253	$212
Stock-based compensation expense	22	20	200
Purchases of property and equipment	27	15	7

NOTE 4: REVENUE FROM CONTRACTS WITH CUSTOMERS

Deferred Revenue

During the year ended December 26, 2020, we recognized $712 million in revenue from our beginning deferred revenue balance.

During the year ended December 28, 2019, we recognized $628 million in revenue from our beginning deferred revenue balance.

During the year ended December 29, 2018, we recognized $536 million in revenue from our beginning deferred revenue balance. We added $4 million to deferred revenue due to effect of business combinations. An additional $15 million was recognized from deferred revenue due to changes in estimates resulting from a release of revenue under reserve for a single customer in connection with such customer’s right under certain circumstances to claw-back revenue from us within twelve months of payment.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 26, 2020, we have $903 million in estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied), which includes deferred revenue and amounts that will be billed and recognized as revenue in future periods. We expect to recognize revenue on approximately 91% over the next 12 months, 9% in the next 13 to 36 months, with the remaining balance recognized thereafter.

Contract Costs

The following tables summarize the various contract costs capitalized on our consolidated financial statements:

(in millions)	December 28, 2019	December 26, 2020
Capitalized acquisition costs within:
Deferred costs	$109	$135
Other long-term assets	9	18

Total capitalized acquisition costs	$118	$153

Capitalized fulfillment costs within:
Deferred costs	$2	$2

Total capitalized fulfillment costs	$2	$2

The following tables summarize the amortization of contract acquisitions and fulfillment costs on our consolidated financial stat ements:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Amortization of capitalized acquisition costs:
Net revenue	$25	$23	$17
Cost of sales	141	154	193
Sales and marketing	8	7	7

Total amortization of capitalized acquisition costs from continuing operations	174	184	217
Discontinued operations	50	74	82

Total amortization of capitalized acquisition costs	$224	$258	$299

Amortization of capitalized fulfillment costs:
Cost of sales	$6	$5	$3
Discontinued operations	5	7	10

Total amortization of capitalized acquisition costs	$11	$12	$13

There were no impairment losses in relation to capitalized acquisition or fulfillments costs for the years ended December 26, 2020, December 28, 2019 and December 29, 2018.

NOTE 5: LEASES

As of December 26, 2020, we have operating leases for corporate offices and data centers and no significant finance leases. Information related to operating leases, including leases associated with our discontinued operations, was as follows:

	Year Ended
(in millions)	December 28, 2019	December 26, 2020
Cash paid for amounts included in the measurement of lease liabilities	$38	$38
Right-of-use assets obtained in exchange for lease obligations	48	24
Lease expense from continuing operations	21	16
Lease expense from discontinued operations	25	21

Total lease expense	$46	$37

Balance sheet information related to leases, excluding leases associated with our discontinued operations, was as follows:

(in millions)	December 28, 2019	December 26, 2020
Other long-term assets	$37	$33

Lease liabilities, current portion	$13	$10
Other long-term liabilities	38	37

Total lease liabilities	$51	$47

Weighted Average Remaining Lease Term (in years)	8	8
Weighted Average Discount Rate (percentage)	6.3%	6.3%

Maturities of lease liabilities, excluding lease liabilities associated with our discontinued operations, were as follows:

(in millions)	December 26, 2020
2021	$11
2022	7
2023	6
2024	5
2025	5
Thereafter	26

Total lease payments	60
Less imputed interest	(13)

Total lease liabilities	$47

Disclosures Related to Periods Prior to Adoption of ASC Topic 842

Rental expense related to our facilities was $8 million and $24 million for continuing operations and discontinued operations, respectively, during the year ended December 29, 2018.

NOTE 6: ACQUISITIONS / BUSINESS COMBINATIONS

Acquisition Overview

Under the acquisition method of accounting, the total purchase consideration is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. Accordingly, the assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition, with the residual consideration transferred recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities requires significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and the calculation of the fair value of inventory, property and equipment, deferred revenue and identified intangible assets. The fair values were determined primarily using the income method utilizing Level 3 inputs (Note 15).

Skyhigh Networks, Inc. Overview

On January 3, 2018, we acquired 100% of the equity of Skyhigh Networks, Inc. (“Skyhigh”), enabling us to integrate their leading cloud access security broker technology within our product offerings. We acquired Skyhigh at a purchase price of $590 million, primarily funded through new debt issuance (Note 13), net of cash received. An additional amount will be recognized as deferred cash and equity in the period in which certain key employees provide required continuing service. The Skyhigh acquisition is accounted for as a business combination and is included in discontinued operations.

TunnelBear Inc. Overview

On February 26, 2018, we acquired certain assets and liabilities of TunnelBear, Inc. (“TunnelBear”), enabling us to integrate their leading consumer VPN technology within our own product platform. The TunnelBear acquisition is accounted for as a business combination. We acquired those assets and liabilities for a purchase price of $25 million with an additional amount recognized as deferred cash in the period in which certain key employees provide required continuing service.

Deferred Cash and Equity

In connection with the purchase of Skyhigh, we issued approximately 2.2 million Class A FTW LLC units with a fair value of $10.67 per unit to certain employees with a holdback provision (“Restricted Class A Units”). Since this holdback provision is akin to a service condition, we recognize expense for these units over the time period in which the restrictive holdback provision expires over 2 years past the acquisition date (“Restricted Class A Unit Vesting”). Additionally, in connection with our acquisitions during the year ended December 29, 2018, we are required to make deferred cash payments of $59 million over the service period required to be completed by certain employees. Deferred cash and equity are recognized as compensation cost.

As of December 26, 2020, our outstanding deferred cash and equity, as it relates to all acquisitions, including acquisitions related to our discontinued operations, are as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Beginning outstanding deferred cash and equity balance	$—	$13	$20
Accruals	39	35	12
Restricted Class A Unit Vesting	(9)	(12)	(3)
Cash payment	(17)	(16)	(16)

Ending outstanding deferred cash and equity balance	$13	$20	$13

As of December 26, 2020, we have unrecognized expense relating to deferred cash of $7 million to be recognized over a weighted average period of less than one year. Deferred cash is recorded within Accrued compensation and benefits and Other long-term liabilities on the consolidated balance sheets for amounts due in the next 12 months and amounts due after 12 months, respectively. Deferred equity is recorded within Members’ equity (deficit) on the consolidated balance sheets.

NOTE 7: TRANSACTIONS WITH MEMBERS, SHAREHOLDERS AND RELATED PARTIES

FTW declared tax and excess cash distributions to its members during the years ended December 26, 2020 and December 28, 2019 in aggregate of $314 million and $1,338 million, respectively. The distributions declared by FTW during the year ended December 26, 2020, included $38 million of which $24 million goes to Continuing LLC Owners and $14 million goes to McAfee Corp. McAfee Corp. used its share to declare a dividend of $0.087 per share of Class A common stock in December 2020. The $38 million in distributions and dividends was recorded within Accounts payable and other current liabilities on the consolidated balance sheet as of December 26, 2020 and was paid in January 2021. The 2019 distributions to FTW members were partially funded through debt issued on June 13, 2019 (Note 13).

McAfee Corp. made a one-time payment of $13 million to members that exchanged their FTW LLC Units for Class A common shares in McAfee Corp. at the time of the IPO. The payment was reflected as a reduction to Additional paid-in capital on the consolidated balance sheet as of December 26, 2020.

In February 2020, we entered into an agreement with our former President and Chief Executive Officer to repurchase equity units for an aggregate repurchase price of $10 million. We also agreed to repurchase his remaining outstanding equity units in April 2021 at fair market value, contingent on the satisfaction of certain terms and conditions. Upon a sale of the company or an IPO prior to the repurchase date, the units were not required to be repurchased. The units were classified as temporary equity within Redeemable units from the time of the agreement until the IPO when they were reclassified to permanent equity.

In October 2020, the Board of FTW approved and effected a four-for-one unit split of its member units. All unit and per unit data included in these consolidated financial statements give effect to the unit split and have been retroactively adjusted for all periods.

We had these additional transactions, inclusive of discontinued operations, with TPG, Intel or other Continuing LLC Owners and companies owned or partially owned by those parties that therefore qualify as related parties. The transactions within the table below include sales of our products and purchases of various goods or services and also include a payment of $22 million to certain affiliates of TPG, Thoma Bravo and Intel upon the termination of the Management Services Agreement subsequent to the IPO.

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Sales with related parties:
Intel	$3	$10	$1
TPG	—	—	1
TPG affiliates	5	4	2
Other	1	2	2

Total	$9	$16	$6

Payments to related parties:
Intel	$7	$6	$15
TPG	5	6	17
TPG affiliates	35	29	30
Other	6	21	16

Total	$53	$62	$78

Revenue from the sales transactions are recognized in accordance with our revenue recognition policy.

Our receivable from Intel, net consisted of the following:

(in millions)	December 28, 2019	December 26, 2020
Intel receivable(1)
Tax indemnity	$10	$8

Total	10	8

Intel payable(1)
Tax indemnity	(4)	(2)

Total	(4)	(2)

Total, net(2)	$6	$6

(1)	We have the contractual right of offset of our receivables and payables with Intel.
(2)

As of December 26, 2020, $3 million and $3 million are recorded in Other current assets and Other long-term assets on the consolidated balance sheet, respectively. As of December 28, 2019, $2 million and $4 million are recorded in Other current assets and Other long-term assets on the consolidated balance sheet, respectively.

NOTE 8: OPERATING SEGMENTS

Historically, we had two operating segments, which also represented our reportable segments and reporting units. The Consumer segment focused on providing security solutions for consumers. The Enterprise segment focused on providing security solutions for large enterprise, governments, small and medium-sized businesses. On March 6, 2021, we entered into a definitive agreement to sell certain assets together with certain liabilities of our Enterprise Business to STG, representing substantially all of our Enterprise segment. The divestiture of the Enterprise Business, which was completed on July 27, 2021, allowed us to shift our operational focus to our Consumer business and represented a strategic shift in our operations. Therefore, the results of our Enterprise Business were classified as discontinued operations in our consolidated statements of operations and thus excluded from both continuing operations and segment results for all periods presented. Accordingly, we now have one reportable segment with the change reflected in all periods presented.

Revenue by country based on the sell-to address of the end-users is as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
United States	$630	$739	$943
United Kingdom	136	132	141
Other(1)	395	432	474

Total net revenue	$1,161	$1,303	$1,558

(1)	No other individual country accounted for more than 10% of net revenue.

Customer Information

In the years ended December 29, 2018, December 28, 2019, and December 26, 2020, our largest customer accounted for 13%, 13%, and 13%, respectively, of our net revenue with its parent company contributing an additional 1%, 2%, and 5%, respectively. As of December 28, 2019 and December 26, 2020 our largest customer accounted for 23% and 47%, respectively, of our Accounts receivable, net with its parent company accounting for an additional 10% and 2%, respectively.

NOTE 9: RESTRUCTURING CHARGES

Restructuring charges generally include significant actions impacting the way we manage our business. Employee severance and benefit charges are largely based upon substantive severance plans, while some charges result from mandated requirements in certain foreign jurisdictions. These charges include items such as employee severance, ongoing benefits, and excess payroll costs directly attributable to the restructuring plan.

Restructuring charges attributable to continuing operations are as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Employee severance and benefits	$11	$5	$2
Facility Restructuring	1	1	—
Transition Charges	7	—	—

Total	$19	$6	$2

In connection with the agreement to sell certain assets of our Enterprise Business, a portion of our Restructuring charges were classified to discontinued operations for all periods presented. Our Restructuring charges attributable to discontinued operations are as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Employee severance and benefits	$16	$15	$23
Facility Restructuring	1	1	—

Total	$17	$16	$23

In January 2018, we announced the second phase of the McAfee Acceleration Program to further our alignment toward core business. During the fiscal year ended December 29, 2018, we incurred additional employee severance and benefits and facility restructuring costs of $27 million and $2 million, respectively.

In January 2019, we announced the “Transformation 2019” initiative, in which we realigned our staffing across various departments. As part of the initiative, we incurred employee severance and benefits costs and facility restructuring of $20 million and $2 million, respectively.

In January 2020, we commenced the 2020 transformation initiative, in which we are realigning our staffing across various departments. As part of the initiative, we have incurred employee severance and benefits costs of $9 million recorded in restructuring charges in the consolidated statement of operations.

In December 2020, we initiated a workforce reduction and other restructuring activities designed to continue to improve operating margins in connection with the reorientation of our Enterprise business and realignment of staffing in other departments, which was announced in February 2021 following the notification of affected employees. We expect to complete these activities in the first half of fiscal year 2021. As part of the initiative, in December 2020 we recognized $16 million in connection with the workforce reduction and other restructuring activities, consisting primarily of one-time termination benefits to the impacted employees, including severance payments and healthcare and other accrued benefits recorded in Restructuring and transition charges in the consolidated statement of operations. We expect to recognize additional severance and other restructuring expense ranging between $30 million and $35 million in the first half of fiscal year 2021 in connection with this action. We expect substantially all of the costs associated with these activities to result in cash expenditures. We may also incur other charges or cash expenditures not currently contemplated due to events that may a occur as a result of, or associated with, the workforce reduction.

The balance of our restructuring activities are as follows:

(in millions)	Total
Employee severance and benefits
As of December 30, 2017	$4
Additional accruals	27
Cash payments	(30)

As of December 29, 2018	1
Additional accruals	20
Cash payments	(19)

As of December 28, 2019	2
Additional accruals	25
Cash payments	(11)

As of December 26, 2020	$16

Facility Restructuring
As of December 30, 2017	$7
Additional accruals	2
Cash payments	(5)

As of December 29, 2018	4
Adjustment(1)	(4)

As of December 28, 2019	—
Additional accruals	—
Cash payments	—

As of December 26, 2020	$—

(1)	Represents a reclassification to reduce ROU assets as part of the transition to ASC Topic 842.

NOTE 10: GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill and intangible assets disposed of as a result of our agreement with STG to sell certain assets of Enterprise Business were included in assets of discontinued operations in our consolidated balance sheets as of December 26, 2020 and as of December 28, 2019, and accordingly, are excluded from the tables below.

Goodwill

Goodwill activity was as follows:

(in millions)	Total
Balance as of December 29, 2018	$1,018
Additions	—

Balance as of December 28, 2019	$1,018
Additions	—

Balance as of December 26, 2020	$1,018

During the fourth quarter of each year, we performed our annual impairment assessment. No impairment loss for goodwill or intangibles was recorded during the years ended December 26, 2020 or December 28, 2019.

Intangible Assets, Net

Amortization expense for purchased and developed intangible assets is as follows:

	December 28, 2019			December 26, 2020
(in millions)	Gross Assets	Accumulated Amortization	Net	Gross Assets	Accumulated Amortization	Net
Intangible assets subject to amortization:
Customer relationships and other	$758	$(413)	$345	$758	$(556)	$202
Acquired and developed technology	517	(293)	224	517	(401)	116

Total intangible assets subject to amortization	1,275	(706)	569	1,275	(957)	318
Intangible assets not subject to amortization:
Brand	411	—	411	411	—	411

Total intangible assets not subject to amortization	411	—	411	411	—	411

Total intangible assets	$1,686	$(706)	$980	$1,686	$(957)	$729

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020	Statements of Operations Classification
Customer relationships and other	$153	$146	$143	Amortization of intangibles
Acquired and developed technology	107	107	108	Cost of sales

Total	$260	$253	$251

Based on identified intangible assets that are subject to amortization as of December 26, 2020, we expect future amortization expense to be as follows:

(in millions)	Total
2021	$170
2022	76
2023	28
2024	20
2025	19
Thereafter	5

Total	$318

NOTE 11: PROPERTY AND EQUIPMENT

Property and equipment assets disposed of as a result of our agreement with STG to sell certain assets of Enterprise Business were included in assets of discontinued operations in our consolidated balance sheets as of December 26, 2020 and as of December 28, 2019, and accordingly, are excluded from the tables below.

Property and equipment, net was as follows:

(in millions)	December 28, 2019	December 26, 2020
Land, buildings and leasehold improvements	$44	$63
Computer equipment, software and other	126	132
Construction in progress	24	23

Total property and equipment	194	218
Less: accumulated depreciation	(79)	(103)

Total property and equipment, net	$115	$115

We computed depreciation using the straight-line method over the estimated useful life of 10-25 years for buildings and 2-5 years for computer equipment, software and other. For the years ended December 26, 2020, December 28, 2019 and December 29, 2018, our depreciation expense was $28 million, $29 million and $28 million, respectively.

NOTE 12: EMPLOYEE INCENTIVE / BENEFIT PLANS

Equity-Based Compensation

Equity-based compensation costs recognized in our consolidated statements of operations were:

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Cost of sales	$1	$—	$5
Sales and marketing	1	1	23
Research and development	1	1	40
General and administrative	3	3	45

Total equity-based compensation expense from continuing operations	6	5	113
Discontinued operations	22	20	200

Total equity-based compensation expense	$28	$25	$313

During 2020, the tax benefit that we realized for the tax deduction from share-based awards totaled $1 million for our continuing operations and $4 million for our discontinued operations.

The following information related to our share-based awards includes awards associated with our discontinued operations.

Class A Share Awards

RSU activity was as follows:

	Number of Units (in millions)	Weighted Average Grant-Date Fair Value
Balance as of October 21, 2020	—	$—
Grants	2.0	$15.97
Grants replacing pre-IPO Awards	27.6	$17.39
Vested at IPO	(5.7)	$20.00
Vested	(0.1)	$8.38
Forfeited	(0.3)	$19.35

Balance as of December 26, 2020	23.5	$16.65

Upon consummation of the IPO in October 2020, we modified the terms of our unvested FTW RSUs, outstanding CRSUs, and outstanding MEPUs to permit settlement in the Corporation’s Class A common stock, par value $0.001 per share (“Class A common stock”) (collectively, “Replacement RSUs”) in lieu of cash settlement, at the Corporation’s election. No service or performance vesting terms were changed at the time of modification. Upon completion of the modification, all Replacement RSUs are equity classified due to the Corporation’s intent and ability to settle the awards in Class A common stock. MEPUs and CRSUs which had previously met the time-vesting requirement were vested at IPO. We withheld 1.8 million shares to settle our vested RSUs during the quarter ending December 26, 2020.

As of December 26, 2020, our unrecognized compensation costs related to the Class A Unit grants was $235 million with a remaining weighted-average service period of 2.1 years.

PSU

PSU activity was as follows:

	Number of Units (in millions)	Weighted Average Grant-Date Fair Value
Balance as of October 21, 2020	—	$—
Grants replacing pre-IPO CRSUs	0.2	$19.28
Grants replacing pre-IPO RSUs	0.1	$8.25

Balance as of December 26, 2020	0.3	$14.30

As of December 26, 2020, our remaining unrecognized compensation costs related to the PSU grants was $3 million with a remaining weighted-average service period of 2.1 years.

Stock Options

Stock options activity was as follows:

	Time-based		Performance-based
	Number of Units (in millions)	Weighted Average Grant-Date Fair Value	Number of Units (in millions)	Weighted Average Grant-Date Fair Value
Balance as of October 21, 2020	—	$—	—	$—
Grants	0.5	$6.35	—
Grants in connection with IPO	1.3	$7.70	0.6	$7.84
Vested	(0.5)	$7.84	—

Balance as of December 26, 2020	1.3	$7.29	0.6	$7.84

Exercisable as of December 26, 2020	0.5		—
Weighted average strike price	$20.00		$—

The Company granted stock options with a strike price equal to the IPO price to certain holders of MEPUs with distribution thresholds not fully satisfied at the time of modification. The stock options have service and/or performance conditions identical to the original MEPU conditions.

As of December 26, 2020, our remaining unrecognized compensation costs related to the stock options grants was $12 million with a remaining weighted-average service period of 2.0 years.

The weighted average estimated value of the stock options granted during the year ended December 26, 2020 was valued using the Black-Scholes model with the following inputs:

Year Ended
December 26, 2020
Estimated values	$15.48 - $20.00
Expected life (in years)	5.02 - 10.00
Risk-free interest rate	0.37% - 0.83%
Dividend yield	1.50% - 2.25%
Volatility	40.00%

Management Incentive and Equity Participation Unit Awards

We granted MIUs and MEPUs to certain employees. The time-based awards’ fair value was calculated using the Black-Scholes model. The performance-based awards’ fair value was calculated using Monte Carlo simulations. The performance-based portion of both awards and the time-based portion of the MEPUs required a Qualifying Liquidity Event to be eligible to vest.

Management Incentive Units

MIU activity was as follows:

	Time-based		Performance-based
	Number of Units (in millions)	Weighted Average Grant-Date Fair Value	Number of Units (in millions)	Weighted Average Grant-Date Fair Value
Balance as of December 28, 2019	4.9	$2.98	6.0	$1.14
Grants	5.6	$3.42	—
Vested	(2.2)	$4.15	(0.9)	$8.64
Forfeited	(1.6)	$2.64	(2.4)	$0.92

Balance as of December 26, 2020	6.7	$3.47	2.7	$1.41

As of December 26, 2020, unrecognized compensation costs of the time-based awards were $22 million with a remaining weighted average service period of 3.0 years. The unrecognized compensation costs of the performance-based awards were $2 million. Under the terms of our 2017 Plan, we will no longer grant further MIUs.

The weighted average estimated value of the time-based portion of MIUs granted during the years ended December 26, 2020, December 28, 2019 and December 29, 2018 was valued using the Black-Scholes model with the following inputs:

	Year Ended
	December 29, 2018	December 28, 2019	December 26, 2020
Estimated values	$10.67 - $10.85	$8.64	$8.64 - $14.32
Expected life (in years)	3.69 - 4.68	3.17 - 3.22	2.82 - 3.10
Risk-free interest rate	2.2% - 2.91%	1.43% - 1.67%	0.18% - 1.34%
Dividend yield	0.0%	0.0%	0.0%
Volatility	40.35% - 43.31%	35.91% - 36.37%	35.00% - 40.97%

During February 2020, we modified the terms of certain MIU grants to provide for vesting subject to the satisfaction of certain conditions, which resulted in the recognition of $12 million in incremental compensation expense for the modified awards at their modification date.

Class A Unit Awards

As of December 26, 2020, all outstanding FTW RSUs were converted into Class A Share awards. FTW RSU activity during the year ended December 26, 2020 was as follows:

	Number of Units (in millions)	Weighted Average Grant-Date Fair Value
Balance as of December 28, 2019	2.9	$8.08
Grants	4.3	$9.46
Vested	(1.4)	$8.80
Forfeited	(0.7)	$9.14
Converted into Class A Share RSUs	(5.1)	$8.13

Balance as of December 26, 2020	—	$—

Management Equity Participation Units

As of December 26, 2020, all outstanding MEPUs were converted into Class A Share awards. MEPU activity during the year ended December 26, 2020 was as follows:

(in millions)	Number of Time-based Units	Number of Performance- based Units
Balance as of December 28, 2019	4.1	4.3
Grants	1.4	—
Time-vested	(1.5)	—
Forfeited	(0.8)	(0.8)
Converted into Class A Share RSUs	(3.2)	(3.5)

Balance as of December 26, 2020	—	—

Cash RSU (“CRSU”)

As of December 26, 2020, all outstanding CRSUs were converted into Class A Share awards. CRSU activity during the year ended December 26, 2020 was as follows:

(in millions)	Number of Units
Balance as of December 28, 2019	5.2
Grants	9.7
Time-vested	(2.5)
Forfeited	(1.0)
Converted into Class A Share RSUs	(11.4)

Balance as of December 26, 2020	—

Cash-Based Retention Awards

The activities related to cash-based retention awards within Accrued compensation and benefits on our consolidated balance sheets were as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Beginning retention awards balance	$29	$11	$7
Accruals, net of forfeitures	36	19	8
Cash payments	(51)	(23)	(15)
Reclass to Intel Receivable	(3)	—	—

Ending retention awards balance	$11	$7	$—

As of December 26, 2020, our remaining unrecognized compensation costs related to the cash-based retention awards were $3 million with a remaining weighted-average period of 1.1 years.

Defined Contribution Plans

We provide tax-qualified retirement contribution plans in the United States for the benefit of all full-time employees. The plans are designed to provide employees with an accumulation of funds for retirement on a tax-deferred basis. Additionally, our operations in certain countries require we make payments to defined contribution plans for the benefit of our employees. Under the United States’ 401(k) and the foreign countries’ various defined contribution plans, including contributions to employees of our discontinued operations, we expensed $35 million, $36 million and $32 million during the years ended December 26, 2020, December 28, 2019 and December 29, 2018, respectively.

Defined Benefit Plans

In certain jurisdictions outside the United States, we are required to provide a defined benefit obligation and certain post-retirement benefits. As of December 26, 2020 and December 28, 2019, including benefits provided to employees of our discontinued operations, our net benefit obligation of $11 million and $8 million, respectively, is included within Accrued compensation and benefits and Other long-term liabilities on the consolidated balance sheets.

NOTE 13: DEBT

Our long-term debt balance consisted of the following:

(in millions)	December 28, 2019	December 26, 2020
Long-term debt, net:
1st Lien USD Term Loan(1)	$3,020	$2,701
1st Lien Euro Term Loan(2)	1,200	1,298
2nd Lien USD Term Loan(3)	509	—

Long-term debt, net of unamortized discounts	4,729	3,999
Unamortized deferred financing costs	(17)	(12)
Current installments of long-term debt	(43)	(44)

Total	$4,669	$3,943

(1)	During the year ended December 26, 2020, the weighted average interest rate was 4.4%
(2)	During the year ended December 26, 2020, the weighted average interest rate was 3.5%
(3)	During the year ended December 26, 2020, the weighted average interest rate was 9.7%

As of December 26, 2020, the material terms of our outstanding debt was as follows:

Debt	Issue Date	Issue Principal	Interest Rate(1)	Interest Payment Frequency	Maturity Date
1st Lien	June 2019	$3,087	375 pts above LIBOR	Monthly	September 2024
1st Lien	June 2019	€1,092	350 pts above EURIBOR	Quarterly	September 2024

Additions to and Modifications of Debt

In January 2018, in order to finance the acquisition of Skyhigh (Note 6), McAfee, LLC entered into an increase of our term loans under the 1st Lien Credit Facility. We increased our 1st Lien USD Term Loan by $324 million and our 1st Lien Euro Term Loan by €150 million, issued at a discount to par at a price of 99.60% and 99.98%, respectively and recognized issuance costs of $10 million. The discount and issuance costs are being amortized over the life of the respective term loans into Interest expense and other, net, in the consolidated statements of operations. This increase does not change the material terms of our financing arrangements. Substantially all of the U.S. assets acquired by us have been added to the security pledge.

In November 2018, we modified the material terms of our 1st Lien USD and Euro Term Loans, as well as reduced the outstanding principal by $50 million and increased outstanding principal by €90 million, respectively. As a result, we recorded refinancing fees of $3 million within Interest expense and other, net on the consolidated statements of operations. Additionally, on November 1, 2018, we made a prepayment on our 2nd Lien Term Loan of $50 million. In connection with the prepayment, we recorded refinancing fees of $2 million within Interest expense and other, net on the consolidated statements of operations.

In June, 2019, McAfee, LLC entered into an agreement to increase our term loans under the 1st Lien credit facility. We increased our 1st Lien USD Term Loan by $300 million and our 1st Lien Euro Term Loan by €355 million, issued at a discount to par at a price of 99.24% and 99.50%, respectively and recognized issuance costs of $6 million. The discount and issuance costs are being amortized over the life of the respective term loans into Interest expense and other, net in the consolidated statements of operations. Additionally, on June 13, 2019, we modified certain material terms of our 1st Lien and 2nd Lien credit facilities, including, but not limited to, refreshing certain baskets and permitting a distribution to our owners with the proceeds of the increase of our term loans under the 1st Lien credit facility (Note 7). As a result, we capitalized consent fees of $12 million within Long-term debt, net on the consolidated balance sheets.

Subsequent to the IPO of McAfee Corp. in October 2020, we repaid all outstanding principal obligations with respect to our 2nd Lien Term loan of $525 million and paid $4 million of related accrued interest. We also recognized a loss on extinguishment for the remaining unamortized discount and unamortized deferred financing costs related to our 2nd Lien Term loan totaling $14 million in October 2020.

On December 24, 2020, we prepaid $300 million of the outstanding 1st Lien USD Term Loan under the 1st Lien Credit Facilities and recognized a loss on extinguishment of $4 million for unamortized discount and unamortized deferred financing costs.

As of December 26, 2020, our debt repayment obligations for the five succeeding fiscal years and thereafter are as follows:

(in millions)
2021	$44
2022	45
2023	44
2024	3,905
2025	—
Thereafter	—

Total debt repayment obligations	$4,038

Revolving Credit Facility

In March 2020, we borrowed $300 million under our Revolving Credit Facility. The funds were borrowed for general corporate purposes due to seasonality in cash flow generation and as a precautionary measure in response to general market conditions. In June 2020, we repaid the Revolving Credit Facility in full and have no outstanding balance on the Revolving Credit Facility as of December 26, 2020. During the fiscal year ended December 26, 2020, the weighted average interest rate was 4.3% for borrowings outstanding.

In October 2020, McAfee, LLC entered into an agreement to extend the maturity date of, and increased the amount available to us under, a portion of the commitments under the Revolving Credit Facility. As a result of this agreement, the Revolving Credit Facility consists of a $164 million tranche that will mature on September 29, 2022 and a $500 million tranche that will mature on September 29, 2024.

As of December 26, 2020, we had a letter of credit of $4 million issued against the Revolving Credit Facility and $660 million of undrawn capacity under the Revolving Credit Facility. As of December 28, 2019, we had a letter of credit of $4 million issued against the Revolving Credit Facility and $496 million of undrawn capacity under the Revolving Credit Facility. The commitment fee for the unused portion of the revolving credit facility varies from 0.375% up to 0.50%, and the LIBOR margin of the outstanding borrowings and letters of credit varies from 3.25% to 3.75%, respectively, based upon our 1st Lien Net Leverage Ratio as defined in the credit facility agreement (“1st Lien Net Leverage Ratio”). As of December 26, 2020, our commitment fee was 0.375%.

Debt Covenants and Restrictions

Our credit facilities contain customary covenants, including a customary springing financial maintenance covenant under our revolving credit facility, events of default and change of control provisions. In the event we have outstanding loans and letters of credit under the revolving credit facility of more than $175 million at our reporting date (other than cash collateralized letters of credit and up to $30 million of undrawn letters of credit), we are required to maintain a 1st Lien Net Leverage Ratio less than or equal to 6.30 or be placed in default of our revolving credit facility.

We may be required to make a mandatory prepayment in excess of the 0.25% per quarter amortization of the 1st Lien Term Loans. The 1st Lien Credit Facility requires us to make a mandatory prepayment, subject to certain exceptions, with:

•

100% of net cash proceeds above a threshold amount of certain asset sales and casualty events, subject to (i) step-downs to (x) 50% if our first lien net leverage ratio is less than or equal to 3.25 to 1.00, but greater than 2.50 to 1.00 and (y) 0% if our first lien net leverage ratio is less than or equal to 2.50 to 1.00 and (ii) reinvestment rights and certain other exceptions;

•	100% of net cash proceeds of the incurrence of certain debt, other than certain debt permitted under the 1st Lien Credit Facility; and

•

50% of annual excess cash flow, subject to (i) a step-down to 25% if our first lien net leverage ratio is less than or equal to 3.25 to 1.00, but greater than 2.50 to 1.00, and (ii) a step-down to 0% if our first lien net leverage ratio is less than or equal to 2.50 to 1.00; provided that such a prepayment is required only in the amount (if any) by which such prepayment exceeds $35 million in such fiscal year.

Failure to comply with these covenants, or the occurrence of any other event of default, could result in acceleration of the borrowings and other financial obligations. We are not in default of any of our debt obligations as of December 26, 2020 and have not been required to make any additional payments above the 0.25% per quarter amortization.

NOTE 14: INCOME TAX

McAfee Corp. is taxed as a corporation and pays corporate federal, state and local taxes on income allocated to it from FTW based upon McAfee Corp.’s economic interest in FTW. FTW is a pass through entity for U.S. federal income tax purposes and will not incur any federal income taxes either for itself or its U.S. subsidiaries that are also pass through or disregarded subsidiaries. Taxable income or loss for these entities will flow through to its respective members for U.S. tax purposes. FTW does have certain U.S. and foreign subsidiaries that are corporations and are subject to income tax in their respective jurisdiction.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities (“DTAs” and “DTLs”) for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date. We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The loss from continuing operations before income taxes expense includes the following components:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
U.S.	$(405)	$(199)	$(238)
Non-U.S.	26	42	25

Loss from continuing operations before income taxes	$(379)	$(157)	$(213)

The provision for income tax expense from continuing operations consists of the following:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Current:
State	$3	$—	$2
Non-U.S.	23	31	7

Total current	26	31	9
Deferred:
Federal	6	1	1
State	1	2	—
Non-U.S.	(4)	4	(5)

Total deferred	3	7	(4)

Provision for income tax expense	$29	$38	$5

The difference between the tax provision and the tax provision computed at the U.S. federal statutory income tax rate for each period was as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Income taxes computed at the U.S. federal statutory rate	$(81)	$(33)	$(45)
Non-U.S. income taxed at different rates	3	8	4
Withholding taxes	9	6	6
State tax expense	4	2	2
Partnership earnings flow through to partners	93	45	22
Redeemable noncontrolling interest	—	—	17
Valuation allowances	—	—	24
Foreign tax credits	—	—	(2)
Uncertain tax positions	1	9	(11)
Investment in partnerships	—	—	(11)
Other	—	1	(1)

Provision for income tax expense	$29	$38	$5

A portion of net income taxes has been indemnified by Intel (Note 7).

The components of the deferred tax assets and liabilities are as follows:

(in millions)	December 28, 2019	December 26, 2020
Deferred tax assets:
Accrued compensation and other benefits	$2	$2
Deferred revenue	20	24
Share-based compensation	—	3
Net operating losses	31	74
Credits	10	51
Intangibles	—	151
Interest expense carryforward	2	5
Other	—	—

Total deferred tax assets	65	310
Deferred tax liabilities:
Licenses and intangibles	(6)	—
Unremitted earnings of non-US subsidiaries	(2)	(1)
Investment in partnership	(188)	(78)
Other	—	—

Total deferred tax liabilities	(196)	(79)
Valuation allowance	(4)	(212)

Net deferred tax assets (liabilities)	$(135)	$19

Reported as:
Deferred tax assets	$21	$24
Deferred tax liabilities	(156)	(5)

Net deferred tax assets (liabilities)	$(135)	$19

As of December 26, 2020, our deferred tax assets include net operating losses, credits and intangibles acquired in connection with the reorganization transactions and amounts related to deferred revenue. As of December 28, 2019, our deferred tax assets were primarily comprised of deferred revenue in certain foreign jurisdictions and are expected to be fully realized as the related entities are expected to have future income. Our deferred tax liabilities were primarily comprised of outside basis differences due to the Reorganization Transactions and prior acquisitions (Note 6) for the years ended December 26, 2020 and December 28, 2019, respectively.

As of December 26, 2020, we had federal, state, and non-U.S. net operating loss carryforwards of $319 million, $148 million, and $0, respectively, available to reduce future taxable income. The federal and state net operating loss carryforwards include $319 million and $148 million, respectively, that is not likely to be recovered and have been reduced by valuation allowance. The non-U.S. net operating loss carryforwards have no expiration date. The federal and U.S. state net operating loss carryforwards expire at various dates through 2037. The net operating loss carryforwards and credits in the U.S. relate to the Reorganization Transactions and, as a result, are limited in the amount that can be recognized in any one year.

As of December 26, 2020, we are not permanently reinvested; therefore, we have recognized deferred taxes for all of our undistributed earnings of certain foreign subsidiaries.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 26, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, as of December 26, 2020, a valuation allowance of $212 million has been recorded to recognize only the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.

A reconciliation of the aggregate changes in the balance of gross unrecognized tax benefits was as follows:

	Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Beginning gross unrecognized tax benefits	$10	$12	$27
Settlements with taxing authorities	(1)	—	—
Increases in tax positions for prior years	1	—	—
Decreases in tax positions for prior years	(1)	—	(14)
Increases in tax positions for current year	3	15	4

Ending gross unrecognized tax benefits	$12	$27	$17

We recognize interest and penalties related to unrecognized tax benefits within the Provision for income tax expense on the consolidated statements of operations.

We consider many factors when evaluating and estimating our tax positions, which may require periodic adjustments and may not accurately anticipate actual outcomes. Tax position recognition is a matter of judgment based on the individual facts and circumstances of our position evaluated in light of all available evidence. As of December 26, 2020 and December 28, 2019, we had uncertain tax positions of $16 million and $27 million, including interest and penalties, respectively, recorded within Other long-term liabilities on the consolidated balance sheets. In the next 12 months, it is reasonably possible to have an audit closure or statue expirations in one of our foreign jurisdictions. We do not believe the amount to have a significant impact to our consolidated financial statements. A portion of uncertain taxes positions has been indemnified by Intel (Note 7).

In the ordinary course of our business, we are subject to examination by taxing authorities for both direct and indirect taxes in many of the domestic and foreign jurisdictions in which we operate. As of December 26, 2020, we are no longer subject to review by the state and local taxing authorities prior to 2015 and foreign taxing authorities prior to 2004. We are unable to make a reasonably reliable estimate as to when or if settlements with taxing authorities may occur. However, we do not anticipate that the resolution of these tax matters or any events related thereto will have a material adverse effect on our business, results of operations, financial condition or cash flows.

Tax Receivable Agreement

Pursuant to our election under Section 754 of the Internal Revenue Code (the “Code”), we expect to obtain an increase in our share of the tax basis in the net assets of FTW when FTW LLC Units are redeemed or exchanged by the Continuing LLC Owners and MIUS are redeemed or exchanged by Management Owners. We intend to treat any redemptions and exchanges of LLC Units as direct purchases of LLC Units for United States federal income tax purposes. These increases in tax basis may reduce the amounts that we would otherwise pay in the future to various tax authorities. They may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

In October 2020, we entered into a TRA that provides for the payment by us of 85% of the amount of any tax benefits that we actually realize, or in some cases are deemed to realize, as a result of: (i) all or a portion of the Corporation’s allocable share of existing tax basis in the assets of FTW (and its subsidiaries) acquired in connection with the Reorganization Transactions, (ii) increases in the Corporation’s allocable share of existing tax basis in the assets of FTW (and its subsidiaries) and tax basis adjustments in the assets of FTW (and its subsidiaries) as a result of sales or exchanges of LLC Units after the IPO, (iii) certain tax attributes of the corporations acquired by McAfee Corp. in connection with the Reorganization Transactions (including their allocable share of existing tax basis in the assets of FTW (and its subsidiaries)), and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We expect to benefit from the remaining 15% of any tax benefits that we may actually realize. The Corporation generally will retain the benefit of the remaining 15% of the applicable tax savings. The payment obligations under the tax receivable agreement are obligations of the Corporation. The timing and amount of aggregate payments due under the TRA may vary based on a number of factors, including the timing and amount of taxable income generated by the Corporation each year, as well as the tax rate then applicable.

As realizability of the net deferred tax assets has not met the more likely than not recognition criteria, the liability under the Tax Receivable Agreement has not met the probable recognition criteria in the accompanying consolidated balance sheet as of December 26, 2020, except for the $2 million current portion of the Tax Receivable Agreement liability recorded within Accounts payable and other accrued liabilities in the consolidated balance sheet. If the net deferred tax assets had not been reduced by a valuation allowance, we would have also recorded a long-term Tax Receivable Agreement liability of $274 million in the consolidated balance sheet.

NOTE 15: FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE SWAPS

Fair Value of Financial Instruments

For assets and liabilities that are measured using quoted prices in active markets (Level 1), total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, discounts or blockage factors. Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities (Level 2), adjusted for contract restrictions and other terms specific to that asset or liability. For these items, a significant portion of fair value is derived by reference to quoted prices of similar assets or liabilities in active markets. For all remaining assets and liabilities, fair value is derived using other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques (Level 3) and not based on market exchange, dealer or broker traded transactions. These valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The fair value of our financial instruments are as follows:

(in millions)	Level 1	Level 2	Level 3
As of December 28, 2019
Financial instruments not carried at fair value:
Long-term debt, gross of discounts and deferred issuance costs (Note 13)	$—	$(4,817)	$—
Financial instruments carried at fair value:
Interest rate swaps	$—	$(61)	$—
As of December 26, 2020
Financial instruments not carried at fair value:
Long-term debt, gross of discounts and deferred issuance costs (Note 13)	$—	$(4,033)	$—
Financial instruments carried at fair value:
Interest rate swaps	$—	$(119)	$—

The fair value of the debt is based on third party quotations and is therefore classified as Level 2. The fair value of our derivative financial instruments, including interest rate swaps, are valued in the market using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 fair value measurement inputs such as spot rates, foreign currency exchange rates, and the instrument’s term, notional amount and discount rate.

The fair values of our financial instruments included in Cash and cash equivalents, Accounts receivable, net, Other current assets and Accounts payable and accrued liabilities on the consolidated balance sheets approximate their carrying amounts due to their short maturities. We measure the fair value of money market accounts, included in Cash and cash equivalents on the consolidated balance sheets, on a recurring basis and have classified as Level 1 because the fair value is measured with quoted prices in active markets. These amounts have been excluded from the table.

There were no transfers of assets or liabilities between fair value measurement. Transfers between fair value measurement levels are recognized at the end of the reporting period.

Interest Rate Swaps

As of December 26, 2020, the outstanding effective hedging arrangements were as follows:

Notional Value (in millions)	Effective Date	Expiration Date	Fixed Rate
$225	January 29, 2018	January 29, 2021	2.33%
$250	January 29, 2018	January 29, 2022	2.41%
$275	January 29, 2018	January 29, 2023	2.48%
$275	January 29, 2018	January 29, 2023	2.49%
$475	March 29, 2019	March 29, 2024	2.40%
$750	March 4, 2020	September 29, 2024	2.07%
$250	March 29, 2020	March 29, 2024	0.93%
$225	January 29, 2021	January 29, 2024	0.42%

On March 2, 2020, we cancelled an existing interest rate swap with a notional value of $750 million and accepted an off-market fixed rate on a new interest rate swap to offset the cost of the fair value of the original swap. At the time of the cancellation, the original interest rate swap had a negative fair value of $37 million and was recorded in Accounts payable and other current liabilities and Other long-term liabilities on the consolidated balance sheet. The liability associated with the original interest rate swap was incorporated into the fair value of the new interest rate swap.

The gross amounts of our interest rate swaps, which are subject to master netting arrangements, were as follows:

(in millions)	Gross amounts recognized	Gross amount offset in Balance Sheets	Net amounts presented in Balance Sheets
As of December 28, 2019
Accounts payable and other current liabilities	$(19)	$—	$(19)
Other long-term liabilities	(42)	—	(42)
As of December 26, 2020
Accounts payable and other current liabilities	$(43)	$—	$(43)
Other long-term liabilities	(76)	—	(76)

NOTE 16: REDEEMABLE NONCONTROLLING INTERESTS

We report a RNCI based on the LLC Units of FTW held by Continuing LLC Owners and vested MIUs held by Management Owners. In connection with the IPO, the New LLC Agreement was adopted, allowing the Continuing LLC Owners (or certain permitted transferees), subject to certain restrictions, to exchange their LLC Units for shares of Class A common stock on a one-for-one basis (simultaneously cancelling an equal number of shares of Class B common stock of the exchanging member), subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions, or, at the option of the Company, for cash (based on the market price of the shares of our Class A common stock). The holders of MIUs also have the right, from time to time and subject to certain restrictions, to exchange their MIUs for LLC Units, which will then be immediately redeemed for cash or shares of Class A common stock, at the option of the Company, based on the value of such MIUs relative to their applicable distribution threshold.

The Company’s decision of whether to exchange LLC Units for Class A common stock or cash is currently made solely at the discretion of the Continuing LLC Owners through their control of our Board of Directors. Accordingly, the LLC Units owned by the Continuing LLC Owners are treated as RNCI as the holders have the option to exchange their LLC Units for cash or for shares of the Corporation’s Class A common stock. The RNCI is reported at the greater of the redemption value of the units or the carrying value as of the balance sheet date, with a corresponding adjustment to Additional paid-in capital. The redemption value of our redeemable noncontrolling interests was derived from the closing stock price of the Company’s Class A common stock on the last day of the period.

Future redemptions or direct exchanges of LLC Units by the Continuing LLC Owners will result in a change in ownership and reduce or increase the carrying value of the RNCI and increase or decrease Additional paid-in capital when FTW has positive or negative net assets, respectively.

In connection with the Reorganization Transactions and IPO, McAfee Corp. issued a net 267.1 million shares of Class B common stock to the Continuing LLC Owners. As of December 26, 2020, McAfee Corp. had 161.3 million shares of Class A common stock outstanding, which are represented by an equivalent ownership of LLC Units and an economic interest in FTW of 37.2%. As of December 26, 2020, the Continuing LLC Owners and Management Owners held 272.5 million LLC Units and vested MIUs, which represented a 62.8% noncontrolling economic interest in FTW.

NOTE 17: NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to McAfee Corp. for the period subsequent to the Reorganization Transactions by the weighted average number of shares of Class A common stock outstanding for the same period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period in which the shares were outstanding. Diluted net loss per share has been computed in a manner consistent with that of basic net loss per share while giving effect to shares of potentially dilutive common stock that were outstanding during the period.

Prior to the Reorganization Transactions, the FTW capital structure primarily included FTW LLC Units. Certain holders of these units exchanged their FTW LLC units for Class A common stock of the Corporation in the Reorganization Transactions with the remaining FTW LLC Units reflecting RNCI in the Corporation. The completion of the Reorganization Transactions created the Corporation’s current capital structure, which is not reflective of the capital structure of FTW’s business prior to the Reorganization Transactions. Therefore, net loss per unit information has not been presented for the portion of the fiscal year ended prior to the completion of the Reorganization Transactions, or for the fiscal years ended December 28, 2019 and December 29, 2018.

Shares of Class B common stock do not share in the earnings or losses attributable to McAfee Corp. and are therefore not participating securities. As such, separate presentation of basic and diluted net loss per share of Class B common stock under the two-class method has not been presented. Shares of Class B common stock are, however, considered potentially dilutive shares of Class A common stock because shares of Class B common stock, together with the related FTW LLC Units, are exchangeable into shares of Class A common stock on a one-for-one basis.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted net loss per share of Class A common stock for the fiscal year ended December 26, 2020. The basic and diluted net loss per share for the year ended December 26, 2020 represents only the period from October 22, 2020 to December 26, 2020, the period wherein the Corporation had outstanding Class A common stock.

(in millions except per share data)	Year Ended
	December 26, 2020
	Continuing Operations	Discontinued Operations	Total
Numerator:
Net loss	$(218)	$(71)	$(289)
Less: Net (income) loss attributable to FTW prior to the Reoganization Transactions	74	(100)	(26)
Less: Net loss attributable to redeemable noncontrolling interests after the Reorganization Transactions	89	108	197

Net loss attributable to McAfee Corp., basic and diluted	$(55)	$(63)	$(118)

Denominator:

Weighted average shares of Class A common stock outstanding, basic and diluted	162.3	162.3	162.3

Earnings (loss) per share attributable to McAfee Corp., basic
Earnings (loss) per share, basic	$(0.34)	$(0.39)	$(0.73)
Earnings (loss) per share attributable to McAfee Corp., diluted
Earnings (loss) per share, diluted(1)	$(0.34)	$(0.39)	$(0.73)

(1)

Excluded from dilution includes a one for one conversion of our RNCI’s 267.1 million LLC units and an exchange of 5.4 million MIUs for their common equivalent of Class A common stock, based on the value of such MIUs relative to their applicable distribution threshold. 25.2 million weighted average units were also excluded from dilution. The excluded shares consist of RSUs, PSUs and stock options that were excluded from dilution because their effects would have been anti-dilutive for the year ended December 26, 2020 and unvested 9.3 million MIUs outstanding with a weighted average unsatisfied distribution threshold of $5.91.

NOTE 18: VARIABLE INTEREST ENTITIES

Upon completion of our IPO, McAfee Corp. became the managing member of FTW with 100% of the management and voting power in FTW. In its capacity as managing member, McAfee Corp. has the sole authority to make decisions on behalf of FTW and bind FTW to signed agreements. Further, FTW maintains separate capital accounts for its investors as a mechanism for tracking earnings and subsequent distribution rights. Accordingly, management concluded that FTW is a limited partnership or similar legal entity as contemplated in ASC 810, Consolidation.

Further, management concluded that McAfee Corp. is FTW’s primary beneficiary based on two conditions. First, McAfee Corp., in its capacity as managing member with sole voting rights, has the power to direct the activities of FTW that most significantly impact its economic performance, including selecting, terminating and setting the compensation of management responsible for FTW’s policies and procedures, as well as establishing the strategic, operating and capital decisions of FTW in the ordinary course of business. Second, McAfee Corp. has an obligation to absorb potential losses of FTW or the right to receive potential benefits from FTW in proportion to its equity interest, which was 37.2% as of December 26, 2020. Management considers this exposure to be significant to FTW. As the primary beneficiary, McAfee Corp. consolidates the results of FTW for financial reporting purposes under the variable interest consolidation model guidance in ASC 810.

McAfee Corp.’s relationship with FTW results in no recourse to the general credit of McAfee Corp. FTW and its consolidated subsidiaries represent McAfee Corp.’s sole investment. McAfee Corp. shares in the income and losses of FTW in direct proportion to McAfee Corp.’s economic ownership percentage. Further, McAfee Corp. has no contractual requirement to provide financial support to FTW.

The following table reflects the balance sheet of FTW that is consolidated within the consolidated balance sheets, including Receivable from Parent, net and McAfee Corp.’s interest in the variable interest entity (“VIE”) that are eliminated upon consolidation.

The consolidated balance sheet as of December 28, 2019 and for periods prior to the IPO and the Reorganization Transactions is the balance sheet of FTW as the predecessor to the Company for accounting and reporting purposes and, therefore, 2019 is not presented below.

(in millions)	December 26, 2020
Assets
Current assets:
Cash and cash equivalents	$231
Accounts receivable, net	102
Deferred costs	137
Other current assets	42
Current assets of discontinued operations	402

Total current assets	914
Property and equipment, net	115
Goodwill	1,018
Identified intangible assets, net	729
Deferred tax assets	25
Receivable from Parent, net	46
Other long-term assets	67
Long-term assets of discontinued operations	2,560

Total assets	$5,474

Liabilities and deficit
Current liabilities:
Accounts payable and other current liabilities	$211
Accrued compensation and benefits	179
Accrued marketing	118
Income taxes payable	14
Long-term debt, current portion	44
Lease liabilities, current portion	10
Liability to parent	—
Deferred revenue	823
Current liabilities of discontinued operations	970

Total current liabilities	2,369
Long-term debt, net	3,943
Deferred tax liabilities	5
Other long-term liabilities	153
Deferred revenue, less current portion	80
Long-term liabilities of discontinued operations	662

Total liabilities	7,212

Members’ deficit:
Deficit attributable to Continuing LLC Owners	(1,092)
Deficit attributable to McAfee Corp.	(646)

Total deficit	(1,738)

Total liabilities and deficit	$5,474

NOTE 19: COMMITMENTS AND CONTINGENCIES

As of December 26, 2020, including amounts associated with our discontinued operations, we have unconditional purchase obligations of $149 million that expire at various dates through 2025 and guarantees of $12 million that expire at various dates through 2028.

As of December 26, 2020, excluding the amounts related to lease obligations which are disclosed in Note 5, the future minimum payments under all unconditional purchase obligations with a remaining term in excess of one year were as follows:

(in millions)
2021	$49
2022	45
2023	39
2024	12
2025	4
Thereafter	—

Total	$149

Subsequent to December 26, 2020, we have executed contracts with additional unconditional purchase commitments in the amount of $315 million that we expect to incur in the years 2021 through 2026.

We are a party to various legal proceedings that have arisen in the ordinary course of our business. At present, we do not expect that any ordinary course legal proceedings, individually or in the aggregate, will have a material adverse effect on our business, results of operations, financial condition or cash flows.

NOTE 20: SUBSEQUENT EVENTS (UNAUDITED)

In July 2021, two amendments to the definitive agreement with a consortium led by STG for the purchase of the Enterprise Business were executed. The amendments modified certain provisions for assets and liabilities to be transferred as well as the timing and procedures for transfer of certain assets and employees in foreign jurisdictions in connection with the sale, and clarifying requirements for maintenance of such assets prior to transfer. The amendments also include certain other modifications or clarifications of the purchase agreement.

On July 27, 2021, we completed the sale of our Enterprise Business to STG for an all-cash purchase price of $4.0 billion. In connection with the transaction, we expect to recognize a gain in excess of $2 billion, net of taxes.

Subsequent to December 26, 2020, FTW declared and paid tax and excess cash distributions to its members in aggregate of $190 million. The distributions declared by FTW included $152 million to Continuing LLC Owners and $38 million to McAfee Corp. McAfee Corp. used its share to declare a dividend of $0.115 per share of Class A common stock in March 2021 and to declare a dividend of $0.115 per share of Class A common stock in June 2021. Both dividends were paid by McAfee Corp. subsequent to December 2020.

Subsequent to December 26, 2020, we have executed contracts with additional unconditional purchase commitments. As of June 26, 2021, including amounts associated with our discontinued operations, we have unconditional purchase obligations of $431 million that expire at various dates through 2026 and guarantees of $11 million that expire at various dates through 2028.

Subsequent to December 26, 2020, we recognized restructuring charges related to the reorientation of the Enterprise business that was initiated in December 2020. During the three and six months ended June 26, 2021, we recognized $2 million and $33 million in restructuring charges, respectively.